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Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of Willis Group Holdings Limited on Form S-3 of our report dated February 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of Willis Group Holdings Limited for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE

London, England
April 10, 2003

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INDEPENDENT AUDITORS' CONSENT